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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

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SUBSIDIARY                         LOCATION          BUSINESS         DATE        % OWNED

Research Engineers, Europe Ltd. Bristol, UK       Software Sales  1986              100%
Research Engineers, Pvt. Ltd.   Calcutta, India   Software Sales  1986              100%
Research Engineers, GmbH        Herne, Germany    Software Sales  November, 1995*   100%
Research Engineers, SARL        Dourdan, France   Software Sales  October, 1998     100%
Research Engineers
   International Pte. Ltd.      Singapore         Software Sales  April, 2001       100%
R-Cube Technologies, Inc.       Yorba Linda, CA   IT Services     February, 1999*   100%
PacSoft Incorporated            Woodinville, WA   Software Sales  March, 1999*      100%
NetGuru Systems, Inc.           Waltham, MA       IT Services     September, 1999*  100%
NetGuru Consulting, Inc.        Waltham, MA       IT Services     September, 1999*  100%
Allegria Software, Inc.         Yorba Linda, CA   Software Sales  April, 2000*      100%
NetGuru India Pvt. Ltd.         Calcutta, India   e-commerce      May, 2000*        100%
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* Acquired; balance of subsidiaries were created.
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